Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement and related Prospectus of Coherus BioSciences, Inc. filed pursuant to Rule 462(b) (Form S-1MEF) for the registration of shares of its common stock, of our report dated March 23, 2015, with respect to the consolidated financial statements of Coherus BioSciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in Amendment No. 1 the Registration Statement (Form S-1 No. 333-202936) and related Prospectus of Coherus BioSciences, Inc. incorporated by reference into this Registration Statement.

/s/ Ernst & Young LLP

Redwood City, California

March 31, 2015